Exhibit 99.1

Contacts:
Douglas Pihl	Alexis Pascal
MathStar, Inc.	Stapleton Communications
info@mathstar.com	alexis@stapleton.com
503.726.5500	650.470.0200

MathStar Responds to Merger Proposal from PureChoice Inc.

HILLSBORO, Ore., Nov. 26, 2008 – MathStar, Inc. today acknowledged receipt of an unsolicited proposal by PureChoice, Inc. to enter into a merger transaction with MathStar.  The proposal revises PureChoice’s proposal set forth in its letter to MathStar dated October 23, 2008, which MathStar rejected.  MathStar has also rejected the revised proposal.

In a letter delivered to PureChoice today, MathStar explained that its Board has carefully considered and analyzed PureChoice’s revised merger proposal.  The Board concluded that PureChoice’s revised proposal was not fundamentally different than the proposal described in PureChoice’s letter dated October 23, 2008.  The amount of the proposed consideration is not sufficient to support entering into the proposed merger transaction, and PureChoice does not fit the profile for a merger candidate previously established by MathStar’s Board.

For these and other reasons, the MathStar Board rejected PureChoice’s merger proposal as not being in the best interests of MathStar’s stockholders, and it reiterated the Board’s commitment to pursue its declared strategy.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors,” as updated in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.